UNITED STATES
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CONSECO, INC.
(Name of Registrant as Specified In Its Charter)

OTTER CREEK PARTNERS I, LP OTTER CREEK MANAGEMENT, INC. OTTER CREEK INTERNATIONAL LTD. ROGER KEITH LONG
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 7, 2009, Otter Creek Partners I, LP issued the following press release:

RISKMETRICS GROUP (ISS) RECOMMENDS THAT STOCKHOLDERS OF CONSECO, INC.

VOTE TO ELECT

ROGER KEITH LONG TO CONSECO, INC.’S BOARD OF DIRECTORS

WEST PALM BEACH, Florida, May 7, 2009  — Otter Creek Partners I, LP announced today that RiskMetrics Group (ISS) (“RiskMetrics”), the nation’s leading proxy advisory firm, has recommended that stockholders of Conseco, Inc. (NYSE: CNO) (“CNO”) vote the GOLD proxy card and elect Roger Keith Long to the CNO Board of Directors (the “Board”) at the CNO 2009 annual meeting of stockholders (“CNO 2009 Annual Meeting”) scheduled to take place on May 12, 2009.  RiskMetrics is the nation’s leading proxy advisory firm whose recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries.

In its May 6, 2009 report recommending that CNO stockholders elect Roger Keith Long to the Board, RiskMetrics stated the following:

•                  “The fundamental questions that are addressed in a proxy contest are whether change is warranted and would shareholders, as a whole, be better served from the change. To address these questions in this case, RMG examined the company’s financial and stock performance, comparing these to a set of industry peers. Overall, the data have highlighted sustained periods of underperformance relative to [CNO’s] peers.”

•                  “…a review of losses on investments as a percentage of total investments, reveals the company has experienced greater losses (both realized and unrealized) than the peers. Given the aforementioned factors, we believe greater management oversight is warranted in this case.”

•                  “Regarding Long’s value proposition for Conseco’s board, we believe his extensive experience in investment management could prove beneficial for the company, especially in light of the incumbent he seeks to replace.”

The RiskMetrics report concluded by noting that:  “Because there is evidence of Conseco’s consistent financial underperformance vis-a-vis its peers, we believe greater management oversight is warranted in this case. Given Keith Long’s skill set and experience, we believe his addition to the board could prove beneficial in bringing a new perspective to the board’s deliberations. As such, we recommend shareholders vote on the Gold proxy card and vote FOR Keith Long.”

In response to the RiskMetrics report, Mr. Long stated: “We appreciate RiskMetrics’ support of my election to the Board of Conseco.  I believe the need for positive change at Conseco is clear, and support from RiskMetrics, the nation’s leading proxy advisory firm, is an important step in achieving this.  Please vote FOR Roger Keith Long by voting the GOLD proxy card today.”

Otter Creek Partners I, LP and the other participants in this solicitation urge stockholders to follow the RiskMetrics recommendation by voting their GOLD proxy card today.  Stockholders who have questions, or need assistance voting their shares, should contact, D.F. King & Co., Inc., proxy solicitor for Roger Keith Long, toll-free at (800) 848-3416.

Otter Creek Partners I, LP, Otter Creek Management, Inc., Otter Creek International Ltd. and Roger Keith Long filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying proxy card on April 27, 2009 to be used to solicit proxies in connection with the CNO 2009 Annual Meeting.  Stockholders are advised to read the proxy statement and other documents related to the solicitation of proxies from stockholders of CNO for use at the CNO 2009 Annual Meeting. The proxy statement and any related proxy materials filed with the SEC by Otter Creek Partners I, LP and the other participants in this solicitation can be obtained without charge at the SEC’s website at www.sec.gov or by contacting D.F. King & Co., Inc. at the number above.   Statements attributed to RiskMetrics are excerpted from its “US Proxy Advisory Services” report published May 6, 2009.  Permission to use quotations from this report was neither sought nor obtained.